Exhibit 15

August 4, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 4, 2014 on our review of interim financial information of CTI BioPharma Corp.  (formerly known as Cell Therapeutics, Inc.) for the three- and six-month periods ended June 30, 2014 and 2013, and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, is incorporated by reference in the Registration Statements of Cell Therapeutics, Inc. on Form S-3 (File Nos. 333-177506, 333-182330, 333-183037, 333-192748, and 333-192749) and on Form S-8 (File Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791, 333-118016, 333-146624, 333-152168, 333-158260, 333-162955, 333-170044, 333-178158, 333-184004, 333-189611, and 333-196510).

Yours very truly,

/s/ Marcum LLP

Marcum LLP

San Francisco, California